Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of XWELL, Inc. on Form S-8 (Nos 333-254508, 333-268004 and 333-264028), and on Form S-3 (Nos 333-239913, 333-240084, 333-225531, 333-233419, and 333-264026), of our report dated April 17, 2023, with respect to our audit of the consolidated financial statements of XWELL, Inc. (formerly known as XpresSpa Group, Inc.) and Subsidiaries as of and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of XWELL, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

April 17, 2023